Exhibit 1.1

AMENDMENT NO. 1 TO SALES AGREEMENT

This AMENDMENT NO. 1 TO SALES AGREEMENT (this “Amendment”) dated as of December 4, 2020, by and between Sorrento Therapeutics, Inc. (the “Company”) and A.G.P./Alliance Global Partners (the “Agent”). Each of the Company and the Agent shall be referred to collectively as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, the Company and the Agent entered into a Sales Agreement dated as of April 27, 2020 (the “Sales Agreement”) pursuant to which the Company engaged the Agent to sell shares of the Company’s Common Stock, from time to time; and

WHEREAS, the Parties desire to amend certain provisions of the Sales Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties agrees with the other as follows:

1.Capitalized Terms. Unless otherwise defined herein, all terms and conditions used in this Amendment shall have the meanings assigned to such terms in the Sales Agreement.

2.Amendment to Sales Agreement. The first paragraph of Section 1 (“Issuance and Sale of Shares”) of the Sales Agreement is hereby deleted in its entirely and replaced with the following:

“1.  Issuance and Sale of Shares. The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell to or through A.G.P./Alliance Global Partners, acting as agent and/or principal (the “Sales Agent”), shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $700,000,000, subject to the limitations set forth in Section 3(b) hereof. The issuance and sale of shares of Common Stock to or through the Sales Agent will be effected pursuant to the Registration Statement (as defined below) filed by the Company and which was declared effective under the Securities Act (as defined below) by the U.S. Securities and Exchange Commission (the “Commission”).”

3.Full Force and Effect. Except as herein amended, the Sales Agreement shall remain in full force and effect. Upon the effectiveness of this Amendment, each reference in the Sales Agreement to “this Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Sales Agreement, as amended by this Amendment.

4.Further Assurances. Each Party hereto, without additional consideration, shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other Party hereto in order to carry out the provisions and purposes of this Amendment.

5.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile transmission.

6.Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

7.Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Amendment or any of the documents referred to in this Amendment will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege.

8.Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment.

9.Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws. Any disputes arising from this Amendment shall be resolved pursuant to Section 16 of the Sales Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Sales Agreement to be duly executed as of the day and year first above written.

SORRENTO THERAPEUTICS, INC.

By:	/s/ Henry Ji, Ph.D.
Name: Henry Ji, Ph.D.
Title: Chairman of the Board, President and Chief Executive Officer

A.G.P./ALLIANCE GLOBAL PARTNERS

By:	/s/ Tom Higgins
Name: Tom Higgins
Title: Managing Director